SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

AMENDMENT NO. 1
TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934


                  SHELDAHL, INC.
(Exact name of registrant as specified in its charter)


                  Minnesota               			41-0758073
(State of incorporation or organization)   (IRS Employer/Identification No.)


    	1150 Sheldahl Road
     Northfield, Minnesota					                       55057
(Address of principal executive offices)	          (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

	Title of each class			Name of each exchange on which
	to be so registered			each class is to be registered

		None					                      None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities to be registered pursuant to Section 12(g) of the Act:


Preferred Stock Purchase Rights
(Title of Class)


Item 1.	Description of Securities to be Registered.

	On July 25, 1998, the Board of Directors of Sheldahl, Inc. (the Company) authorized an amendment to, and effective July 25th, 1998 the Company and Norwest Bank Minnesota, N.A. amended, Section 1(a) of the Company's Rights Agreement dated as of June 16, 1996 (the Agreement). Section 1(a), as amended and in its entirety, is as follows:

	(a) Acquiring Person shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having fifteen percent (15%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of fifteen percent (15%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing or the last sentence of this Section 1(a), no Person shall become an Acquiring Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to fifteen percent (15%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. Notwithstanding the foregoing, Molex Incorporated and its Affiliates and Associates shall not be deemed an Acquiring Person until such time as any one of them becomes the Beneficial Owner of twenty-two percent (22%) or more of the voting power of the Company and references to fifteen percent (15%) in this Agreement shall be deemed to refer to twenty-two percent (22%) when applied to Molex Incorporated and its Affiliates and Associates; provided that Common Stock received by Molex Incorporated as dividends paid or accrued on the Company's Series D Convertible Preferred Stock (the Series D Preferred) shall be excluded from such Beneficial Ownership calculation for Molex Incorporated and its Affiliates and Associates so long as such Beneficial Ownership includes only shares of the Company's Common Stock owned as of the date hereof, shares of Series D Preferred, shares of Series D Preferred converted into Common Stock, Common Stock received as dividends paid or accrued on the Series D Preferred and Common Stock issued directly to Molex Incorporated after the date hereof by the Company.

Item 2.	Exhibits.


Exhibit 1:

Form of Amendment No. 1 dated July 25, 1998 to Rights Agreement dated as of June 16, 1996 between Sheldahl, Inc. and Norwest Bank Minnesota, National Association.